Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

EZTD INC.

(Composite document reflecting amendments through April 7, 2016)

FIRST. The name of the Corporation is EZTD Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1811 Silverside Road, City of Wilmington, County of New Castle, State of Delaware, 19810. The name of the Corporation’s registered agent at such address is Vcorp Services, LLC.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and to have and exercise all of the powers conferred by the laws of the State of Delaware upon corporations incorporated or organized under such Law.

FOURTH. The total number of shares of capital stock which the Corporation has authority to issue is 10,000,000 (ten million) shares, all of which shall be Common Stock, par value $0.03 per share.

FIFTH. The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address

Shimon Citron	4 Ovadia Street
Ramat Gan, Israel 5224514

SIXTH. In furtherance and not in limitation of powers conferred by statute, it is further provided:

(a) Election of directors need not be by ballot, unless so provided in the By-laws of the Corporation.

(b) The Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-laws of the Corporation.

SEVENTH. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect when such breach occurred. Neither the amendment nor repeal of this Article SEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH shall reduce, eliminate or adversely affect the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to the effectiveness of such amendment, repeal or adoption.

EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.